Exhibit 10.1

EXECUTION VERSION

TERMINATION AND MUTUAL RELEASE AGREEMENT

This TERMINATION AND MUTUAL RELEASE AGREEMENT is entered into as of March 16, 2026 (the “Agreement”), by and among Alcon Research, LLC, a Delaware limited liability company (“Parent”), VMI Option Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and LENSAR, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, the “Parties”).

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger, dated as of March 23, 2025 (the “Merger Agreement”, and terms used herein and not otherwise defined herein are used as defined in the Merger Agreement);

WHEREAS, the Parties have mutually elected to terminate the Merger Agreement in accordance with Section 7.1(a) of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants exchanged herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the Parties hereby agree as follows:

1. Termination of Merger Agreement. Effective immediately as of the execution of this Agreement, pursuant to Section 7.1(a) of the Merger Agreement, without further action of any Party hereto or thereto, the Merger Agreement is hereby terminated in its entirety, is null and void, and is of no further force and effect, and there shall be no liability or obligation on the part of any Party or Released Person (as defined below), except that the Confidentiality Agreement will survive the termination of the Merger Agreement and the execution and delivery of this Agreement by each of the Parties (the “Termination”). The Termination is irrevocable.

2. Deposit. Parent hereby confirms and agrees that, effective as of the execution of this Agreement, the Company is permitted to keep and become the owner of the Deposit, and, notwithstanding anything to contrary in the Merger Agreement, Parent hereby waives, on behalf of itself, its Affiliates, its successors and its assigns, any rights or claims pursuant to Section 5.20 of the Merger Agreement and waive rights, interest and title to the Deposit.

3. Representations and Warranties.

a. Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

b. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement is the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

4. Mutual Release.

a. Company Release. Effective as of the execution of this Agreement, the Company, for itself and, to the maximum extent permitted by law, on behalf of its former, current or future officers, directors, agents, Representatives, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees, predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, security holders of any said person or entity, and any other person claiming (now or in the future) through or on behalf of any of said entities (“Company Releasing Parties”), to the fullest extent permitted by Law, hereby unequivocally, fully and irrevocably releases and discharges Parent and Merger Sub, their parents, Subsidiaries and Affiliates and their respective former, current or future officers, directors, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees and attorneys and other advisors and agents (including, without limitation, financial and legal advisors), predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity (collectively, “Parent Released Persons”), from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity, asserted or that could have been asserted, under federal or state statute, or common law or the laws of any other relevant jurisdiction, arising from or out of or based upon any of the Merger Agreement or the transactions contemplated therein, and including, without limitation, any acts, omissions, disclosure or communications related to any of the Merger Agreement or the transactions contemplated therein (the “Company Released Claims”); provided that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to release any party hereto from its obligations under this Agreement, the Confidentiality Agreement or any agreement among any of the Parties hereto entered into subsequent to the execution this Agreement, or the transactions contemplated hereby or thereby.

b. Parent and Merger Sub Releases. Effective as of the execution of this Agreement, each of Parent and Merger Sub, for themselves and, to the maximum extent permitted by law, on behalf of their former, current or future respective officers, directors, agents, Representatives, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees, predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, security holders of any said person or entity and any other person claiming (now or in the future) through or on behalf of any of said entities (“Parent Releasing Parties”), to the fullest extent permitted by Law, hereby unequivocally, fully and irrevocably releases and discharges the Company, its Subsidiaries and Affiliates and their respective former, current or future officers, directors, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees and attorneys and other advisors and agents (including, without limitation, financial and legal advisors), predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity (collectively, the “Company Released Persons” and together with the Parent Released Persons, the “Released Persons”), from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity, asserted or that could have been asserted, under federal or state statute, or common law or the laws of any other relevant jurisdiction, arising from or out of or based upon any of the Merger Agreement or the transactions contemplated therein, and including, without limitation, any acts, omissions, disclosure or communications related to any of the Merger Agreement or the transactions contemplated therein (the “Parent Released Claims” and, together with the Company Released Claims, the “Released Claims”); provided that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to release any party hereto from its obligations under this Agreement, the Confidentiality Agreement or any agreement among any of the Parties hereto entered into subsequent to the execution this Agreement, or the transactions contemplated hereby or thereby.

c. Scope of Release and Discharge. The Company, on behalf of the Company Releasing Parties, and each of Parent and Merger Sub, on behalf of the Parent Releasing Parties, acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to, and the Parties shall give a full, complete and final release that is as broad as permitted by Law and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the Parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the Parties might have affected the Parties’ negotiation of this Agreement. With respect to the Released Claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of §1542 of the California Civil Code, or any New York or other state’s counterpart thereto, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties acknowledge and agree that the inclusion of this Section 4(c) was separately bargained for and is a key element of this Agreement. Nothing in this Section 4 shall (i) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement or (ii) constitute a release by any Party for any all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, financial advisors’ fees, suits, debts, covenants, agreements, promises, demands, controversies, costs, expenses, damages and charges of whatever kind or nature arising under this Agreement.

5. Covenant Not to Sue. Effective as of the execution of this Agreement, each of the Parties covenants, on behalf of itself and the Company Releasing Parties, in the case of the Company, and the Parent Releasing Parties, in the case of Parent and Merger Sub, not to bring any Company Released Claim or Parent Released Claim, respectively, before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross claim, or counterclaim. Any Released Person may plead this Agreement as a complete bar to any Released Claim brought in derogation of this covenant not to sue.

6. Accord and Satisfaction. Effective as of the execution of this Agreement, this Agreement and the releases reflected in this Agreement shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

7. Representation by Counsel; Mutual Drafting. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8. Miscellaneous.

a. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes (except as expressly set forth in this Agreement) all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

b. Incorporation by Reference to Merger Agreement. Sections 8.4 (Notices), 8.5 (Interpretation; Definitions), 8.7 (Counterparts), 8.9 (Severability), 8.10 (Governing Law), 8.13 (Specific Performance), 8.16 (Jurisdiction) and 8.17 (Waiver of Jury Trial), of the Merger Agreement are incorporated in this Agreement by reference, mutatis mutandis to this Agreement as if set forth herein, and any references to “the Agreement” or “this Agreement” in such sections shall be deemed, for purposes of this Agreement, to constitute references to this Agreement.

c. Amendments; Assignment. Any amendment, modification or waiver of any provision of this Agreement, or any consent to departure from the terms of this Agreement, shall not be binding unless in writing and signed by the party or parties against whom such amendment, modification, waiver or consent is sought to be enforced. No Party may assign this Agreement without the prior written consent of the counterparties hereto, and any assignment in violation of this provision shall be void.

d. Further Assurances. Each Party shall, and shall cause its Subsidiaries and Affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity or under any Competition Laws, in each case to the extent applicable, in connection with the transactions contemplated by the Merger Agreement.

e. Third-Party Beneficiaries. Except for the provisions of Section 4 and Section 5, with respect to which each Released Person is an expressly intended third-party beneficiary thereof, this Agreement is not intended to (and does not) confer on any Person other than the Parties any rights or remedies or impose on any Person other than the Parties any obligations.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ALCON RESEARCH, LLC

By:	/s/ Laurent Attias
Name: Laurent Attias
Title: SVP, Head of Corporate Strategy, BD&L and M&A

VMI OPTION MERGER SUB, INC.

By:	/s/ Laurent Attias
Name: Laurent Attias
Title: SVP, Head of Corporate Strategy, BD&L and M&A

[Signature page to Termination and Mutual Release Agreement]

LENSAR, INC.

By:	/s/ Nicholas T. Curtis
Name: Nicholas T. Curtis
Title: Chief Executive Officer

[Signature page to Termination and Mutual Release Agreement]